Exhibit 99.1

Scripps closes its acquisition of 15 television stations from Cordillera Communications

May 1, 2019

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) has closed its acquisition of 15 television stations in 10 markets from Cordillera Communications.

The acquisition grows the Scripps local television station footprint to 52 stations in 36 markets with a reach of nearly 21 percent of U.S. TV households.

The Cordillera stations diversify Scripps’ affiliate relationships, adding more NBC and CBS stations to the company’s strong ABC roster.

The stations joining Scripps’ television portfolio today are:

•	WLEX, the NBC affiliate in Lexington, Kentucky

•	KOAA, the NBC affiliate in Colorado Springs, Colorado

•	KATC, the ABC affiliate in Lafayette, Louisiana

•	KSBY, the NBC affiliate in Santa Barbara-San Luis Obispo, California

•	KRIS, the NBC affiliate, and KAJA, a Telemundo affiliate, in Corpus Christi, Texas

•	KPAX and KAJJ, the CBS affiliates in Missoula, Montana

•	KTVQ, the CBS affiliate in Billings, Montana

•	KXLF and KBZK, the CBS affiliates in Butte-Bozeman, Montana

•	KRTV, the CBS affiliate, and KTGF, the NBC affiliate, in Great Falls, Montana

•	KTVH, the NBC affiliate, and KXLH, the CBS affiliate, in Helena, Montana

“This acquisition furthers Scripps’ strategies to increase the financial durability and operating performance of our broadcast portfolio,” said Brian Lawlor, president of Local Media. “We welcome these stations’ employees to the Scripps team and look forward to working together to continue our strong commitment to journalism and serving local communities.”

Scripps also recently announced the acquisition of eight TV stations in seven markets from the Nexstar-Tribune merger divestitures. When that transaction is complete, Scripps will operate 60 television stations in 42 markets, making it the nation’s fourth-largest broadcaster and reaching 30 percent of U.S. TV households.

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 52 television stations in 36 markets, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher; the fast-growing national broadcast networks Bounce, Grit, Escape, Laff and Court TV; and Triton, the global leader in digital audio technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com